Exhibit 99.6

Adevinta ASA (ADEA/ADEB) – New articles of association and board authorisation registered
Oslo, 24 October 2019
Reference is made to the stock exchange announcement earlier today by Adevinta ASA (the "Company") regarding the resolution by the Extraordinary General Meeting to collapse the Company's two share classes by way of changing the articles of association.
In the same Extraordinary General Meeting, the Board of Directors was authorised to issue new shares in the Company.
The new and amended articles of association of the Company and the board authorisations have now been registered with the Norwegian Register of Business Enterprises (Nw. Foretaksregisteret).
This information is subject to the disclosure requirements pursuant to Section 5-12 of the Norwegian Securities Trading Act.
About Adevinta ASA:
Adevinta ASA is the biggest marketplace specialist in Europe. We help our local digital marketplaces thrive through global connections and networks of knowledge. Our marketplaces unlock the full value in every person, place and thing – helping local communities prosper and leaving a positive footprint on the world.
For more information on Adevinta ASA please visit:
www.adevinta.com/
For further information, please contact:
Jo Christian Steigedal
Investor Relations
E-mail: ir@adevinta.com
IMPORTANT NOTICE TO U.S. SHAREHOLDERS
The share collapse and rights issue described in this document involve securities of a foreign company. The share collapse and rights issue are subject to disclosure requirements of a foreign country that are different from those of the United States.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Company is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.